Filed Pursuant To Rule 433

Registration No. 333-180974

January 7, 2013

YOU DON’T GET A TIN WATCH WHEN YOU RETIRE.

*Source: Over the 10-year period ending June 30, 2012, gold’s correlation with the S&P 500® has been 0.06 with 0 being uncorrelated and 1 being perfectly correlated (StyleADVISOR, June 2012).

Important Information Relating to SPDR Gold Trust:

The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has led with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053.

ETF’s trade like stocks, are subject to investment risk, fl uctuate in market value and may trade at prices above or below the ETF’s net asset value. Brokerage commissions and GLD expenses will reduce returns.

Diversi cation does not assure a pro t and may not protect against investment loss.

Investing in commodities entails signi cant risk and is not appropriate for all investors.

“SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No fi nancial product offered by State Street Corporation or its af liates is sponsored, endorsed, sold or promoted by S&P or its af liates, and S&P and its af liates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus.

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Not FDIC Insured – No Bank Guarantee – May Lose Value

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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.